CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Neuberger Berman Alternative Funds with respect to the filing of the Prospectus and Statement of Additional Information for Neuberger Berman Long Short Fund, a series of Neuberger Berman Alternative Funds.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
December 27, 2011